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                          Independent Auditors' Consent

The Board of Directors
FMC Corporation:

We consent to the use of our report incorporated by reference in the Registration Statement on Form S-4 (No. 333-102078) of FMC Corporation and to the references to our firm under the headings "Experts" and "Selected Consolidated Financial Data."

The audit report covering the December 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002 and Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001.

Philadelphia, Pennsylvania
March 14, 2003